As filed with the Securities and Exchange Commission on May 23, 2025

Registration No. 333-

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

IDACORP, Inc.
(Exact name of registrant as specified in its charter)

Idaho	1221 West Idaho Street Boise, Idaho 83702-5627 (208) 388-2200	82-0505802
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

IDACORP, INC. 2000 LONG-TERM INCENTIVE AND COMPENSATION PLAN
(Full Title of the Plan)

Brian R. Buckham
Senior Vice President, Chief Financial Officer, and Treasurer
IDACORP, Inc.
1221 West Idaho Street
Boise, Idaho 83702-5627
(208) 388-2200
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Andrew Moore, Esq. Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, Washington 98101-3099 (206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)    the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 20, 2025;

(b)    the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2025, filed on May 1, 2025;

(c)    the Registrant’s Current Reports on Form 8-K filed with the Commission on, January 2, 2025, February 13, 2025, February 24, 2025, May 12, 2025, and May 16, 2025, in each case solely to the extent filed and not furnished; and

(d)    the description of the Registrant’s common stock contained in Exhibit 4.10 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 15, 2024, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any information the Registrant furnishes, rather than files, with the Commission, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

Julia A. Hilton, Vice President and General Counsel of IDACORP, Inc. (“IDACORP”), has given her opinion on the legality of the common stock offered pursuant to this Registration Statement. As of May 20, 2025, Ms. Hilton owned 2,842 shares of IDACORP common stock. Ms. Hilton participates in various employee benefit plans offered to employees of IDACORP and Idaho Power Company and acquires additional shares of IDACORP common stock at regular intervals through such plans.

Item 6.          Indemnification of Directors and Officers.

Sections 30-29-850 et seq. of the Idaho Business Corporation Act provide for indemnification of the Registrant’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Article VIII of IDACORP’s Articles of Incorporation, as amended, provides that the Registrant shall indemnify its directors and officers against liability and expenses and shall advance expenses to its directors and officers in connection with any proceeding to the fullest extent permitted by the Idaho Business Corporation Act as now in effect or as it may be amended or substituted from time to time. Article VI of IDACORP’s Amended and Restated Bylaws provides that the Registrant shall have the power to purchase and maintain insurance on behalf of any director, officer, employee or agent against liability and expenses in connection with any proceeding, to the extent permitted under applicable law. Article VI of IDACORP’s Amended
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and Restated Bylaws further provides that the Registrant may enter into indemnification agreements with any director, officer, employee or agent to the extent permitted under any applicable law.

The Registrant has liability insurance protecting its directors and officers against liability by reason of their being or having been directors or officers. The premium, payable solely by the Registrant, is not separately allocable to the sale of the securities registered hereby. In addition, the Registrant has entered into indemnification agreements with its directors and officers to provide for indemnification to the maximum extent permitted by law. See “Item 9. Undertakings” for a description of the Commission’s position regarding such indemnification provisions.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

The information required by this Item is set forth in the Exhibit Index below.

EXHIBIT INDEX

Exhibit Number	Description
5.1*	Opinion of counsel regarding the legality of the securities being registered
15.1*	Letter from Deloitte & Touche LLP regarding unaudited interim financial information
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of counsel (included in the opinion filed as Exhibit 5.1)
24.1*	Power of Attorney (see signature page)
99.1	IDACORP, Inc. 2000 Long-Term Incentive and Compensation Plan (incorporated herein by reference to Appendix A to the Proxy Statement on Schedule 14A, filed on April 1, 2025)
107*	Filing Fee Table
 * Filed herewith

Item 9.          Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Lisa A. Grow, Brian R. Buckham, Amy I. Shaw, and Cheryl W. Thompson, or any of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all supplements and amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on May 23, 2025.

IDACORP, INC.

By:	/s/ Lisa A. Grow
Lisa A. Grow
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Lisa A. Grow	President, Chief Executive Officer, and Director (Principal Executive Officer)	May 23, 2025
Lisa A. Grow

/s/ Brian R. Buckham	Senior Vice President, Chief Financial Officer, and Treasurer (Principal Financial Officer)	May 23, 2025
Brian R. Buckham

/s/ Amy I. Shaw	Vice President of Finance, Compliance, and Risk (Principal Accounting Officer)	May 23, 2025
Amy I. Shaw

/s/ Dennis L. Johnson	Chair of the Board	May 23, 2025
Dennis L. Johnson

/s/ Odette C. Bolano	Director	May 23, 2025
Odette C. Bolano

/s/ Annette G. Elg	Director	May 23, 2025
Annette G. Elg

/s/ Judith A. Johansen	Director	May 23, 2025
Judith A. Johansen

/s/ Nate R. Jorgensen	Director	May 23, 2025
Nate R. Jorgensen

/s/ Michael J. Kennedy	Director	May 23, 2025
Michael J. Kennedy

/s/ Scott W. Madison	Director	May 23, 2025
Scott W. Madison

/s/ Susan D. Morris	Director	May 23, 2025
Susan D. Morris

/s/ Dr. Mark T. Peters	Director	May 23, 2025
Dr. Mark T. Peters